UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

____________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 18, 2021

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Pulse Biosciences, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-37744	46-5696597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3957 Point Eden Way

Hayward, California 94545

(Address of principal executive offices) (Zip code)

(510) 906-4600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PLSE	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On November 24, 2021, the Board of Directors (the “Board”) of Pulse Biosciences, Inc. (the “Company”) elected Shelley D. Spray to the Board, effective immediately. Ms. Spray will serve until her term expires at the annual meeting of stockholders to be held in 2022 and until her successor is elected and qualified or until her earlier death, resignation or removal.

Ms. Spray currently serves as Head of Marketing at Summit Therapeutics Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel, precision medicinal therapies to solve serious unmet needs. Ms. Spray has over 25 years in the healthcare industry holding multiple executive roles which include Chief Marketing Officer of Aesthera Corporation (acquired by Solta Medical), where she focused on growth strategies and commercialization of their Isolaz photopneumatic system, and Vice President of Worldwide Marketing at Xlumena Inc. (acquired by Boston Scientific), where she led the development of their launch strategy for its endoscopic ultrasound guided transluminal system. Before this, Ms. Spray was Vice President of Worldwide Marketing at Intuitive Surgical [NASDAQ: ISRG] where she led early commercialization strategies into the US and international markets. In the late 1990s, Mr. Spray was Vice President and General Manager of the Radiosurgery and StealthNet Divisions of Medtronic, Inc. At Medtronic, she rebuilt infrastructure, redefined divisional focus, and developed B2B and B2C strategies for minimally invasive brain tumor treatments. Ms. Spray has been honored with many awards including a prestigious Telly Award and a Business Week Magazine Bronze award for product development and design. Ms. Spray received a BS in Business, Magna Cum Laude, Beta Gamma Sigma, from Arizona State University and graduated from the Competitive Strategic Marketing Program of Columbia University’s Executive School of Business.

In accordance with the Company’s non-employee director compensation policy, non-employee directors receive an annual retainer of $40,000, to be paid in equal quarterly installments, for service on the Board. Consistent with Company policy, Ms. Spray will receive a proportionate retainer for her service on the Board until the next annual meeting of stockholders. Also, consistent with Company policy, Ms. Spray may elect to convert all or a portion of her cash retainer payments into a number of options (a “Retainer Option,” and such election, a “Retainer Option Election”). The number of shares subject to a Retainer Option will be equal to (i) the product of (A) the dollar value of the aggregate cash-based retainer payments that she elects to forego over the course of a specified period covered by a Retainer Option Election in favor of receiving a Retainer Option multiplied by (B) three, divided by (ii) the fair market value of a share on the date of grant of the Retainer Option, provided that the number of shares covered by such Retainer Option shall be rounded to the nearest whole share. The Company will also reimburse Ms. Spray for all reasonable out-of-pocket expenses incurred in the performance of her duties as a director.

In addition, Ms. Spray received an initial stock option grant to purchase 32,500 shares of the Company’s common stock under the terms of the Company’s equity compensation plan, with one-third of the shares subject to the option vesting on the one-year anniversary of the date of grant, and the remaining shares vesting monthly over the following two years, provided she continues to serve as a director through each vesting date. Ms. Spray will also be eligible to automatically receive an annual stock option grant to purchase 20,000 shares of the Company’s common stock on the date of the annual meeting beginning on the date of the first annual meeting that is held after she received her initial award, provided that she continues to serve as a director through such date, which annual award will vest monthly over one year, provided she continues to serve as a director through each vesting date.

Ms. Spray has executed the Company’s standard form of indemnification agreement.

There are no family relationships between Ms. Spray and any director or executive officer of the Company. Ms. Spray was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Ms. Spray has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Director Resignation

On November 18, 2021, Laureen DeBuono resigned from the Board and from all committees of the Board due to expanding previous work commitments. The resignation of Ms. DeBuono was effective as of November 18, 2021 and was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULSE BIOSCIENCES, INC.

By:	/s/ Sandra A. Gardiner
Sandra A. Gardiner Chief Financial Officer, Executive Vice President of Finance and Administration, and Treasurer (Principal Financial and Accounting Officer)

Date: November 24, 2021